Exhibit 23.1

                         Independent Accountant's Report
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We have  reviewed  the  accompanying  consolidated  balance  sheet of  Photonics
Corporation and subsidiaries as of June 30, 2002 and the related statement of operations and cash flows for the six months then ended. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Turner, Stone & Company, LLP
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Turner, Stone & Company, LLP
Certified Public Accountants
August 2, 2002